                                                                    Exhibit 10.8


                 THE STILLWATER NATIONAL BANK AND TRUST COMPANY
                 SUPPLEMENTAL PROFIT SHARING PLAN AND AGREEMENT

                              --------------------

         PLAN AND AGREEMENT, made as of this 31st day of December 2004, by and between Jerry L. Lanier (the "Executive"), and Stillwater National Bank and Trust Company (the "Stillwater National").

         WHEREAS, Stillwater National previously has established the Employee's Profit Sharing Plan and Trust as a qualified plan under the Internal Revenue Code of 1986, as amended.

         WHEREAS, the amounts of the annual profit sharing contributions made by Stillwater National to the Executive's account in the Primary Plan as a percentage of his compensation may be less than the percentages payable to other employees' accounts under Primary Plan by reason of provisions of the Code applicable to such qualified plans.

         WHEREAS, Stillwater National has established this Stillwater National Bank and Trust Company Supplemental Profit Sharing Plan and Agreement (the "Plan"), in order that it may make tax-deferred contributions to a plan for the benefit of the Executive.

NOW THEREFORE, it is mutually agreed as follows:

1.       DEFINITIONS.

         (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of Stillwater National, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

         (b) "Beneficiary" means the person or persons selected by the Participant on a form provided by the Company to receive the benefits provided under this Plan in the event of the Participant's death.

         (c)      "Board" shall mean the Board of Directors of Stillwater
                  National.

         (d) "Change in Control" shall mean any one of the following events occurring after the date hereof: (1) the acquisition of ownership, holding or power to vote more than 51% of any class if voting securities of Stillwater National or Southwest, (2) the acquisition of the power to control the election of a majority of Stillwater National's or Southwest's directors,
                  (3) the exercise of a controlling influence over the management or policies of Stillwater National or Southwest by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of
                  1934), or (4) the failure of Continuing Directors to constitute at least two-thirds of the Board of Directors of Southwest or Stillwater National (the "Southwest Board") during any period of two consecutive years. For purposes of this Plan, "Continuing Directors" shall include only those individuals who were members of Southwest Board at the Effective Date and those other individuals whose election or nomination for election as a member of Southwest Board was approved by a vote of at least two-thirds of the Continuing Directors then in office. For purposes of this subparagraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding.

         (e)      "Code" means the Internal Revenue Code of 1986, as amended.

         (f) "Committee" shall mean the Compensation Committee of the Board.

         (g) "Compensation" means salary, bonus, and other cash compensation, including amounts deferred by the Participant under any and all elective deferred compensation plans of Stillwater National and its Subsidiaries.

         (h) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee of Southwest or any present or future Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by Southwest or Stillwater National or in the case of transfers between payroll locations of Southwest or among Southwest, Stillwater National or any other Affiliate.

         (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (j) "Non-Employee Director" means any member of the Board who, at the time discretion under the Plan is exercised, would be a "Non-Employee Director" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, if Stillwater National were an issuer for purposes of that rule.

         (k) "Parent" shall mean any present or future corporation that would be a "parent corporation" as defined in Subsections 424(e) and (g) of the Code.

         (l) "Permanent Disability means a physical or mental infirmity that impairs the Executive's ability to substantially perform his duties and that results in the Executive's becoming eligible for long-term disability benefits under a long-term disability plan maintained for Stillwater National employees (or, if Stillwater National has no such plan in effect, that impairs the Executive's ability to substantially perform his duties for a period of one-hundred and eighty consecutive days).

         (m)      "Plan" means this Plan.

         (n) "Plan Account" means the account described in Section 2 of the Plan.

         (o)      "Plan Year" means the calendar year.

         (p) "Primary Market Area" means Payne County, Oklahoma, the Tulsa, Oklahoma MSA, the Oklahoma City Oklahoma MSA, the Wichita Kansas MSA and the Dallas Texas MSA.

         (q) "Profit Sharing Plan" means the Stillwater National Bank and Trust Company Profit Sharing Plan and Trust, as amended, or any successor plan thereto.

         (r)      "Southwest" shall mean Southwest Bancorp, Inc.

         (s) "Stillwater National" shall mean Stillwater National Bank and Trust Company.

         (t) "Subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" as defined in Subsections 424(f) and (g) of the Code.

         (u) "Termination for Just Cause" means termination by Stillwater National or Southwest of Executive's employment because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than minor offenses) or any final cease-and-desist order); or committing any other act that causes significant damage to the reputation of the Bank or any of its Affiliates.

         (v) "Termination for Good Reason" means termination by the Executive of his employment with Stillwater National or Southwest because of a material breach by Stillwater National under a binding employment agreement with the Executive; a material reduction in the Executive's responsibilities or authority; assignment to the Executive of duties of a nonexecutive nature or duties for which he is not reasonably equipped by his skills and experience; any material reduction in salary or material reduction in benefits below the amounts to which he was entitled prior to a Change in Control; a requirement that the Executive relocate his principal business office or his principal place of residence outside the Principal Market Area, or the assignment to the Executive of duties that would reasonably require such a relocation; a requirement that the Executive spend more than ninety normal working days away from the Primary Market Area during any consecutive twelve-month period; or failure to provide office facilities, secretarial services, and other administrative services to Executive that are substantially equivalent to the facilities and services provided to the Executive immediately prior to the Change in Control (excluding brief periods during which office facilities may be temporarily unavailable due to fire, natural disaster, or other calamity). Notwithstanding the foregoing: a reduction or elimination of the Executive's benefits under one or more benefit plans maintained by of Stillwater National and Southwest as part of a good faith, overall reduction or elimination of such plan or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of Stillwater National or any company that controls Stillwater National under a plan or plans in or under which the Executive is not entitled to participate, and receive benefits, on a fair and nondiscriminatory basis. This provision shall not affect the rights of the Executive to enforce this Plan.

         (w) "Transaction" means (i) the liquidation or dissolution of Southwest, (ii) a merger or consolidation in which Southwest is not the surviving entity; or (iii) the sale or other disposition of all or substantially all of the voting securities or assets of Stillwater National.

         (x) "Trust" means an irrevocable grantor trust established by Stillwater National, or a successor thereto, in connection with this Plan to provide the benefits described in the Plan, the assets of which are subject to the claims of Stillwater National's creditors in the event of bankruptcy or insolvency, and the terms of which conform to the terms of the model trust as descried in IRS Revenue Procedure 92-64 (and any successor thereto) and otherwise meet the requirements for a "rabbi trust" under ERISA and the Code and of the provisions of this Plan.

         (y) "Trustee" means the independent third-party corporation or individual selected by Stillwater National to serve as Trustee for the Trust.

2. PLAN ACCOUNT. Stillwater National shall establish and maintain the Plan Account for the benefit of the Executive or for the benefit of his designated beneficiary upon the death of the Executive, and shall credit the account with contributions and earnings and debit the account for distributions, as described in this Plan.

3. CONTRIBUTIONS. Stillwater National shall make contributions to the Plan Account as follows:

         (a) Supplemental Profit Sharing Contributions. Stillwater National shall credit the Plan Account with the amount equal to the difference between the aggregate amount of contributions which would have been allocated with respect to the Executive under the Profit Sharing Plan based on the Executive's Compensation without regard to the limitations imposed by the Code on the Profit Sharing Plan, or otherwise contained in the Plan, and the aggregate amount of contributions actually made with respect to the Executive, without regard to forfeitures. For purposes of determining the amount which would have been allocated to the Profit Sharing Plan, such amount shall be deemed to be proportionate to the ratio of the actual contribution made to such plan over the compensation taken into account under such plan. Such contributions shall be credited to the Plan Account at substantially the same time as contributions are made to the Profit Sharing Plan. Stillwater National is not required to make any Supplemental Profit Sharing Contribution for any period in which it does not make a contribution to the Profit Sharing Plan. No Supplemental Profit Sharing Contributions shall be made following a termination of the Executive's employment for Cause or voluntary termination without Good Reason. The Supplemental Profit Sharing Contribution for the calendar year in which the Executive's or his Beneficiary's rights under the Plan vest shall be prorated based upon the number of days in the calendar year prior to the vesting date over 365.

         (b) Discretionary Contributions. Stillwater National may make, but is not required by this Plan to make, additional, discretionary contributions to the Plan Account at such times and in such amounts as it may deem appropriate.

         (c) Earnings Until the Plan Account is fully distributed to the Executive or his Beneficiary, the Plan Account shall be credited as of the last day of each calendar quarter with earnings as though the balance of the Plan Account at the beginning of such calendar quarter were invested in an uninsured, nondeposit fund account having an annual return for each calendar quarter equal to the annualized average interest rate earned (non-taxable equivalent) by Stillwater National on average interest-earning assets for such calendar quarter, and except as provided in Section 6 hereof, as calculated in good faith by Stillwater National. (For example, the earnings rate for the first calendar quarter of 2002 would have been 6.65%, if the Plan were then in effect.)

         (d) Unfunded Arrangement. The parties intend that this Plan be unfunded for purposes of ERISA and the Code. The Executive and his Beneficiary are general unsecured creditors of Stillwater National for the payment of benefits under this Plan. The benefits represent the mere promise by Stillwater National to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or his Beneficiary. Any representation or assertion contrary to this section 3(d) is a material breach of this Plan by the representing or asserting party, which, if such party is the Executive or, following his death, a Beneficiary, shall immediately result in the cessation of any and all payments and the elimination of any liability hereunder for any payment not made prior to such assertion or representation, and, if such party is Stillwater National or an Affiliate of Stillwater National, shall subject Stillwater National to liability for actual damages for such breach.

4.       DISTRIBUTIONS.

         (a) Vesting. The amounts deferred and any related accumulated income on such deferrals shall be fully vested upon the following occurs, provided the Executive has Continuously Served from the date of this Plan to such date:

                  (1)      The Executive's retirement on or after Age 62;

                  (2)      The Executive's 72nd birthday;

                  (3)      The Executive's Permanent Disability;

                  (4) Termination of Executive's employment by Stillwater National Without Cause;

                  (5) Termination of Executive's employment by the Executive With Good Reason;

                  (6)      Termination of the Plan; or

                  (7)      A Change in Control.

         (b) When Payments Start. Distribution shall begin during the first 15 days of January in the calendar year immediately following the year in which the earliest of the events listed in (1) through (6) of subsection (a) occurs.

         (c) Manner of Distributions. Distributions will occur in the manner selected by the Executive below, provided that the Executive may change the method of distribution as to future contributions and earnings thereon, only, and only from the choices offered below, by written notice to Stillwater National. The Executive, pursuant to the Plan, hereby elects to have the amount contributed and any related accumulated earnings distributed as follows:

                                  [Choose One]

                  ( )      monthly over a five-year period

                  ( )      monthly over a ten-year period

                  ( )      monthly over a fifteen-year period

                  ( )      in a lump sum

         (d) Cash Distributions. All distributions made pursuant to the Plan and this Agreement will be made in cash.

         (e) Distributions after Death. If a Participant dies before the entire amount credited to the Participant under the Plan has been paid to the Participant, the amount remaining shall be distributed to the Participant's Beneficiary in accordance with the method selected by the Executive. If a Participant has not designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, such amount shall be distributed to those persons or such trust entitled to receive distributions of the Executive's benefits under the Profit Sharing Plan.

         (f) Emergency Distributions. In the event the Executive incurs an unforeseeable emergency, the Executive may make a written request to the Stillwater National for a hardship withdrawal from his or her account. An unforeseeable emergency is a severe financial hardship to the Executive resulting from a sudden and unexpected illness or accident of the Executive or of a dependent (as defined in Section 152(a) of the Code), loss of the Executive's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need. This section shall be interpreted in a manner consistent with Sections 1.457-2(h)(4) and 1.457-2(h)(5) of the Treasury Regulations.

5.       PLAN ADMINISTRATION.

         (a) Committee. The Plan shall be administered by the Committee. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and to prescribe, amend and rescind rules and regulations relating to the Plan, and to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time.

         (b) Indemnification and Limitation of Liability. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by Stillwater National in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan to the maximum extent provided for under Stillwater National's Certificate of Incorporation or Bylaws with respect to the indemnification of Directors. Stillwater National nor any of its officers, directors, Affiliates, or agents shall be liable to the Executive, his Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of such person.

         (c) Costs and Statements. Stillwater National shall pay the expenses of administration and the costs of employing employment counsel and accountants with respect to the Plan or its administration, including without limitation, the administrative and other costs of the Trust. Stillwater National shall furnish individual annual statements of accrued benefits to the Executive or current Beneficiary, in such form as determined by Stillwater National or as required by law.

         (d) Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, Stillwater National may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person, or incapable person. Stillwater National may require proof of incompetency, minority, or guardianship as it may deem appropriate prior to the distribution of the benefit. Such distribution shall completely discharge Stillwater National from all liability with respect to such benefit.

6. TRUST. Prior to or simultaneously with any Transaction and within ten calendar days of any other Change in Control, unless and to the extent the Executive has previously provided a written release of any claims under this Plan, Stillwater National shall establish a valid trust under the law of the State of Oklahoma with an independent trustee that has or may be granted corporate trust powers under Oklahoma law, deposit in such trust an amount equal to 200% of the Plan Account balance immediately prior to the establishment of the Trust, and provide the Trustee of the Trust with a written direction to invest such amount in securities supported by the full faith and credit of the United States except for amounts held in one or more deposit accounts as needed on a short-term basis to pay amounts due to the Executive or his Beneficiary as provided below, to hold said amount and any investment return thereon in a segregated account, and to pay such amounts due to the Executive (or upon his death, his Beneficiary) under this Plan. Upon the final payment of all amounts due to the Executive or his Beneficiary under this Plan, the Trustee of the Trust shall pay to Stillwater National the entire balance, if any, remaining in the Trust. Payments from the Trust to the Executive shall be considered payments made by Stillwater National for purposes of this Agreement. Payment of such amounts to the Executive from the Trust, however, shall not relieve Stillwater National from any obligation to pay amounts in excess of those paid from the Trust, or from any obligation to take actions or refrain from taking actions otherwise required by this Plan. In no event may the Trust invest in securities or obligations issued by Stillwater National or any of its Affiliates or successors. Stillwater National shall have no right or power to direct the Trustee to return or divert any of the Trust assets before all payments of benefits have been made. Stillwater National shall pay all fees and expenses of the Trust, including, without limitation, Trustee fees, and all income taxes on earnings of the Trust from its assets outside of the Trust. In the event that Stillwater National shall not provide the earnings rate referred to under
Section 3(c) hereof, the Trustee shall calculate such rate based upon reports of condition furnished by Stillwater National to its primary federal banking regulator or upon other publicly available reports. The Executive's and his Beneficiary's rights under this Plan shall be those of a general, unsecured creditor, he shall have no claim against the assets of the Trust, and the assets of the Trust shall be considered general assets of Stillwater National subject to the claims of creditors of Stillwater National in the event of its bankruptcy or insolvency.

7. NO EFFECT ON PROFIT SHARING PLAN. This Plan has no effect upon benefits under or the terms of the Profit Sharing Plan.

8.       FORFEITURE OR SUSPENSION OF PLAN BENEFITS.

         (a) In General. The Executive shall completely forfeit any and all rights to any and all benefits under this Plan upon his termination for Cause or his voluntary termination without Good Reason.

         (b) Competition. Regardless of anything herein to the contrary, except in the case of a termination of employment by Stillwater National without Just Cause, a termination of employment by the Executive with Good Reason, or with the permission of Stillwater National, if the Executive shall, during the two years immediately following the Executive's termination of employment, serve as an officer or director or employee of any bank holding company, bank, savings association, savings and loan holding company, or mortgage company (any of which, a "Financial Institution") which Financial Institution offers products or services competing with those offered by the Bank from offices in any county in the Primary Market Area, or shall interfere with the relationship of Stillwater National and any of its employees, agents, or representatives, then the Committee shall direct that any unpaid balance of any payments to the Executive under this Agreement be suspended, and shall thereupon notify the Executive of such suspension, in writing. Thereupon, if the Committee shall determine that such behavior by the executive exists at any time after a period of one month following notification of such suspension, all rights of the Executive and his Beneficiary under this Plan, including rights to any and all further payments hereunder, shall thereupon terminate.

         (c) Certain Regulatory Events. If the Executive is removed and/or permanently prohibited from participating in the conduct of Stillwater National's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. ss.ss. 1818(e)(4) and (g)(1)), all
                  obligations of Stillwater National under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected. If Stillwater National is in default (as defined in Section 3(x)(1) of FDIA), all obligations of Stillwater National under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected. If a notice served under Sections 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. ss.ss. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Executive from participating in the conduct of Stillwater National's affairs, Stillwater National's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Stillwater National may, in its discretion, (i) pay the Executive all or part of the contributions or payments withheld while its contract obligations were suspended, and
                  (ii) reinstate (in whole or in part) any of its obligations which were suspended.

9. TERMINATION. Stillwater National may terminate this Plan only upon termination of the Profit Sharing Plan or with the Agreement of the Executive. No termination of the Plan shall directly or indirectly reduce the balance of the Plan Account as of the effective date of such termination. Upon termination of the Plan, distribution of the Plan Account in accordance with Section amounts credited to such account shall be made to the Executive or his or her Beneficiary in accordance with Section 4. No contributions will be credited to the Plan Account after termination of the Plan, but earnings will continue to be credited to the Plan Account until all amounts are distributed to the Executive or his Beneficiary.

10. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma, except to the extent that federal law shall be deemed to apply.

11. SUCCESSORS AND ASSIGNS. The Plan shall be binding upon Stillwater National's successors

12. AMENDMENTS. No amendments or additions to this Plan shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. HEADINGS. Headings contained herein are for convenience of reference only.

15. AMERICAN JOBS CREATION ACT COMPLIANCE. The parties hereto intend that this Plan shall comply in all respects with Section 409A of the Internal Revenue Code as added by the American Jobs Creation Act of 2004 and related Internal Revenue Service regulations and procedures (together ss.409A"). Accordingly, any term of this Plan that conflicts with ss.409A shall be amended to the extent necessary to remove such conflict (or shall be removed if necessary to comply with ss.409A) and any provision required by ss.409A shall be added, effective as of the date of this Agreement. It is the intent of the parties hereto that this Plan will be restated to reflect any such amendments or additions within a reasonable period following the publication of applicable final regulations and procedures by the Internal Revenue Service. This section shall not be deemed to amend Plans entered prior to the date hereof.

16. ENTIRE AGREEMENT. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6.


IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.



                                             JERRY L. LANIER, EXECUTIVE

                                             /s/ Jerry L. Lanier
                                             -----------------------------------


                                             STILLWATER NATIONAL BANK
                                               AND TRUST COMPANY

                                             By /s/ Rick Green
                                                --------------------------------
                                                President and CEO